Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES

SAN FRANCISCO - December 2, 2010 - Gap Inc. (NYSE: GPS) today reported that November 2010 net sales were up 6 percent from last year. Net sales for the four-week period ended November 27, 2010 were $1.51 billion compared with net sales of $1.42 billion for the four-week period ended November 28, 2009. The company's comparable store sales for November 2010 were up 4 percent compared with flat comparable store sales for November 2009.

"Overall, we are pleased with our November results and that customers responded well to our brands' initial holiday offers," said Sabrina Simmons, chief financial officer. "Throughout the fourth quarter, we will continue to focus on our goal of delivering top line growth."

Comparable store sales for November 2010 were as follows:

  Gap North America: positive 5 percent versus negative 4 percent last year
  Banana Republic North America: flat versus negative 4 percent last year
  Old Navy North America: positive 5 percent versus positive 6 percent last year
  International: negative 1 percent versus negative 5 percent last year

Year-to-date net sales were $11.81 billion for the forty-three weeks ended November 27, 2010, an increase of 4 percent compared with net sales of $11.38 billion for the forty-three weeks ended November 28, 2009. The company's year-to-date comparable store sales increased 2 percent compared with a 5 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

December Sales

The company will report December sales on January 6, 2011.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, Japan, China, and Italy. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

investor_relations@gap.com

Media Relations:

Louise Callagy

(415) 427-3502

press@gap.com